Exhibit 10.1

HEADS OF AGREEMENT
These Heads of Agreement (“Heads”) are made this 13th June 2016
BETWEEN
OLD MUTUAL PLC a public limited company registered in England and Wales with number 03591559 and having it registered office at 5th floor, Millennium Bridge House, 2 Lambeth Hill, London, EC4V 4 GG (“OM”); and
OM ASSET MANAGEMENT PLC a public limited company registered in England and Wales with number 09062478 and having it registered office at Gound Floor, Millennium Bridge House, 2 Lambeth Hill, London, EC4V 4 GG (“OMAM”).

WHEREAS:

A.	The parties and/or certain of their respective wholly owned subsidiaries are party to a Seed Capital Management Agreement dated 8 October 2014 (“Agreement”), as amended.

B.	The parties are entering into these Heads for and on behalf of themselves and those wholly owned indirect subsidiaries.

C.	The parties wish to amend the Agreement in the terms provided for in these Heads.

IT IS AGREED:

1.
These Heads are supplemental to the Agreement and terms defined in the Agreement shall have the same meanings when used in these Heads unless otherwise specifically defined in these Heads. The parties will procure the preparation of a detailed Amending Agreement (“Amending Agreement”) and the execution thereof on or before [June 30, 2016] by all parties to the Agreement amending the terms of the Agreement in accordance with the terms of these Heads.

2.
The current Budget provides for Seed Capital Investments to be made or maintained pursuant to the Agreement of up to the dollar amount of US$150 million. The existing dollar amount of Seed Capital Investments so made or maintained is approximately US$112 million, based on the net asset value as reported on March 31, 2016.

3.
Within 10 Business Days of OM notifying OMAM (such notification not to be given before 30 June 2016) that Seed Capital Investments in a dollar amount of approximately US$58 million have been transferred by Millpencil to OM (or its affiliate) (the “Transferred Investments”), OMAM shall (i), cause the redemption of all or a portion of the Transferred Investments pursuant to the applicable Investment Management Agreement, and (ii) purchase from OM (or its affiliate) the remaining Transferred Investments at the most recent net asset value (the aggregate proceeds of such redemptions and such purchases, the “Transferred Proceeds”).

4.	With effect from the date of the receipt by OM of the Transferred Proceeds as provided for above through to 30 June 2017, the Budget shall be US$100 million.

5.
Within 10 Business Days of 30 June 2017, OMAM shall purchase from OM (or its affiliate, as applicable) at the 30th June 2017 valuation thereof reported to OM under clause 6 of the Agreement the Seed Capital Investments maintained by OMAM pursuant to the Agreement as at 30th June 2017.

6.	Following discharge of all obligations provided for in these Heads and in the Amending Agreement, the Agreement (as so amended) shall terminate and be of no further effect.

7.
These Heads shall be governed by and construed in accordance with the Laws of England and Wales and are expressly  agreed by the parties to be legally binding and intended to create legally binding relations and the parties hereto acknowledge the receipt of good and sufficient consideration for their obligations hereunder.

EXECUTED AS A DEED BY

OM ASSET MANAGEMENT PLC             OLD MUTUAL PLC